Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Missouri rate case filing supports continued investments in safety and reliability

ST. LOUIS (Nov. 2, 2026) - Today, Spire Missouri filed a rate case with the Missouri Public Service Commission (PSC) to support continued investments in its natural gas system that enhance safety, reliability and service for customers.

“Our focus is on safely and reliably delivering affordable natural gas service to more than 1.2 million Missouri customers,” said Steve Mills, Spire Missouri president. “Since our last rate case, we’ve continued to modernize and upgrade our system, benefiting customers with enhanced reliability and fueling economic growth and job creation. We are fortunate to be both a trusted energy provider and a trusted community partner across Missouri.”

If the request is approved as filed, assuming current natural gas market conditions, the average residential bill would increase approximately $10 per month, or 11%, for Spire customers in western Missouri. In eastern Missouri, the average bill for residential customers would increase approximately $13 per month, or 15%. New rates would go into effect next fall as the PSC typically completes its review of a rate case within approximately eleven months of filing.

Investments to better serve customers

Since Spire Missouri’s last rate case, the utility has continued to make investments in its delivery system and technology to benefit customers. These include:

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Spire has invested nearly $808 million to maintain and modernize its Missouri natural gas system, enhancing safety and reliability of its distribution system while reducing emissions.

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New infrastructure reduces ongoing maintenance costs and enhances reliability and service for the future. It also ensures that Missouri has the energy infrastructure needed to support communities, economic growth and job creation.

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During FY26, Spire helped support 24 publicly announced economic development projects in Missouri, representing an investment of nearly $537 million in the state economy and resulting in the creation of more than 1,400 jobs. Access to natural gas played a key role in securing many of these projects.

Assistance is available for customers

Spire remains committed to keeping bills as low as possible for customers. According to data from the American Gas Association, natural gas continues to be more cost-effective than other energy sources as customers who use natural gas to heat homes, dry clothes and heat water save more than $1,000 annually when compared to those who use electricity. In fact, in Missouri, electricity is more than two times more expensive than natural gas.

For some customers who are vulnerable, any cost increase can carry disproportionate impact. That’s why Spire is committed to finding effective ways to help. During fiscal 2026, Spire connected Missouri customers with nearly $14 million in federal, state and Spire energy assistance funding to help pay their natural gas bills, providing even more support to customers amid inflation and rising costs.

Spire continues to provide multiple programs for those with higher energy burdens, including:

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DollarHelp
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Payment Arrangements
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LIHEAP
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Customer Charge Waiver Program
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Payment Partner Program
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Critical Medical Needs
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Budget Billing

Customers who are struggling are encouraged to contact Spire or its community partners to learn more about options by calling 211 or visiting spireenergy.com/assistance.

About Spire

At Spire (NYSE: SR), our vision is to deliver a stronger energy future as an industry-leading natural gas provider. We safely and reliably serve the natural gas needs of close to 2 million homes and businesses through gas utilities in Alabama, Mississippi, Missouri and Tennessee, making us one of the largest publicly traded natural gas companies in the country. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.